 Exhibit 15.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statement No.(s). 333-172796 and 333-196112 on Form F-3 of our auditors’ report dated February 9, 2017, relating to the 2016 consolidated financial statements of Intellipharmaceutics International Inc. and its subsidiaries (the “Company) (which expresses an unqualified opinion and includes an explanatory paragraph relating to the conditions and events that raise substantial doubt on the Company’s ability to continue as a going concern), appearing in this Annual Report on Form 20-F for the year ended November 30, 2016.
/s/ MNP LLP
Chartered Professional Accountants
Licensed Public Accountants
February 27, 2017
Toronto, Canada